As filed with the Securities and
Exchange Commission on July 23, 1999                   Registration No. 333-
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              --------------------
                                   FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------
                             VOXCOM HOLDINGS, INC.
                     DBA MAX INTERNET COMMUNICATIONS, INC.
                 (Name of small business issuer in its charter)

         Nevada                               3577                   75-2715335
(State or jurisdiction of         (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification  No.)

                               8115 Preston Road
                              Eighth Floor - East
                              Dallas, Texas 75225
                                 (214) 691-0055
                         (Address and telephone number
                        of principal executive offices)

Lawrence R. Biggs, Jr.                                With a copy to:
Chairman and Chief Executive Officer                  Ronald L. Brown, Esq.
8115 Preston Road                                     2200 One Galleria Tower
Eighth Floor - East                                   13355 Noel Road
Dallas, Texas 75225                                   Dallas, Texas 75240-6657
(214) 691-0055
(Name, address and telephone number
of agent for service)

  Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                      CALCULATION OF REGISTRATION FEE

 =========================================================================================
                                                     Proposed    Proposed
                                                     Maximum      Maximum
Title of Each                          Amount        Offering    Aggregate    Amount of
Class of Securities                     to be       Price Per    Offering    Registration
to be Registered                   Registered/(1)/  Share/(2)/     Price       Fee(1)
------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value      8,216,000        $3.94     $32,710,040     $9,000
==========================================================================================

       (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.
       (2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the company's common stock as reported within five business days prior to the date of this filing.

                      ___________________________________

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                       MAX INTERNET COMMUNICATIONS, INC.

                                8,216,000 Shares

                                  Common Stock

     This prospectus relates to the offer and sale of up to 8,216,000 shares of common stock by certain of our stockholders. They are named under the heading of "Selling Stockholders" appearing at page 6. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay all expenses in connection with this offering, and the selling stockholders will only be responsible for paying any sales or brokerage commissions or discounts with respect to sales of their shares.

     The selling stockholders may sell shares in the over-the-counter market or on any stock exchange on which our common stock may be listed at the time of sale. They may also sell shares in block transactions or private transactions or otherwise, through brokers or dealers. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Brokers or dealers may act as agents for the selling stockholders or may purchase any of the shares as principal. If brokers or dealers purchase shares as principal, they may sell such shares at market prices prevailing at the time of sale or at negotiated prices.

     In lieu of making sales through the use of this prospectus, the selling stockholders may also make sales of the shares covered by this prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.

     Our common stock is traded on the National Association of Securities Dealers, Inc. OTC Bulletin Board under the symbol "MXIP". On June 30, 1999, the closing bid price for our common stock was $4.78 per share.

     For a discussion of certain considerations associated with the purchase of the common stock offered hereby, see "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                     , 1999
                            -------------------------

================================================================================
                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

The Company

     We conduct business under the name MAX Internet Communications, Inc. We assemble through contractors and market a high performance, multi-media add-in card. The card provides both hardware and software to personal computers, emphasizing the ability to conduct video communications via the Internet. Our address is 8115 Preston Road, Eighth Floor - East, Dallas, Texas 75225, and our telephone number is (214) 691-0055, fax (214) 691-5984.

The Offering

      8,216,000 shares of our issued and outstanding common stock are being offered and sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

Plan of Distribution

      Sales of common stock may be made by or for the account of the selling stockholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling stockholders must pay their own commissions and absorb the discounts. Brokers or dealers used by the selling stockholders may be deemed to be underwriters under the Securities Act of 1933. In addition, the selling stockholders will be underwriters under the Securities Act with respect to the common stock offered hereby.

Risk Factors

     Investing in the common stock involves certain risks. You should review these "Risk Factors" beginning on page 4.

================================================================================

=======================================================================================================================
Summary Financial Information


                                                      Year Ended June 30,         Nine Months Ended March 31
                                                    ------------------------     ----------------------------
                                                                                        (unaudited)
                                                                                        -----------

                                                       1997          1998          1998          1999
                                                    -----------  ------------        ------------  -------------
Statement of Operations Data:
Net sales                                           $      ---   $     7,736         $       ---     $   134,523
Gross profit                                               ---         5,634                 ---          81,678
Operating (loss)                                      (561,149)   (1,402,020)         (1,073,352)     (2,533,802)
Loss from continuing operations                       (605,396)   (1,541,722)         (1,213,054)     (2,607,152)
Net earnings (loss)                                  2,923,519    (1,098,907)            917,730      (3,040,361)
Loss per share from continuing operations                 (.12)         (.28)               (.22)           (.40)
Net earnings (loss) per share                              .58          (.20)                .17            (.46)

             Balance Sheet Data:
                                                                                 March 31, 1999
                                              June 30, 1998                         (unaudited)
                                             ---------------                     ---------------

             Total assets                        $3,583,002                        $9,641,983

             Working capital                      1,875,819                         7,831,813

             Total liabilities                      827,713                           712,427

             Stockholders' equity                 2,755,289                         8,929,556

=======================================================================================================================

                                  RISK FACTORS

        In addition to the other information presented in this prospectus, prospective investors should carefully consider the following factors in evaluating an investment in our common stock.

        Limited Operating History. We have a limited history of operations. We were formed in accordance with a plan of reorganization of Weaver Arms Corporation confirmed by the United States Bankruptcy Court in the Central District of California on January 20, 1994. In June 1997, we acquired all of the issued and outstanding common stock of Voxcom Systems, Inc. and AmeraPress, Inc. and commenced business operations. Those companies have been closed or sold.

        We Face Uncertainty of Market Acceptance of our Products and Services. Developing market acceptance for our products and services will require substantial marketing and sales efforts and the expenditure of a significant amount of funds. We cannot assure you that we can successfully develop or position our products or services. We also cannot assure you that any marketing efforts we undertake will result in increased demand for or market acceptance of our products and services.

        We Have Recently Changed the Focus of Our Business. During 1998, we changed our business focus from marketing home based business opportunities to the manufacture of computer hardware and software. The closing of our home based business operations followed an action by the U.S. Federal Trade Commission challenging our compliance with federal laws. We defended such action and eventually settled the case with the Federal Trade Commission for a $35,000 administration fee and payment of pending requests for refunds from customers. However, we decided not to resume the home based business units. Instead we decided to focus our resources in the computer products segment.

        We Have Experienced Severe Cash Shortages and Other Liquidity Problems. We experienced severe cash shortages resulting from the operations of the discontinued businesses, plus the initial advertising, marketing, selling and overhead expenses related to the new computer product. We met these needs through the issuance of equity securities. We may require additional cash infusions before operations return to profitability. We may also require additional capital to finance the expected growth of our business, including the build-up of accounts receivable and purchases of inventory.

        Competition. Competition for computer software and equipment is intense. New products and developments are announced regularly by larger and more active competitors in the industry. We cannot assure you that we can compete effectively.

        We Depend on Key Personnel. We are highly dependent on our key management personnel for current operations and the expansion of our markets and products acceptance. The loss of one or more key persons could have a material adverse effect on our business and results of operations.

        Concentration of Ownership in Management. Members of the Board of Directors and certain officers own an aggregate of approximately 40% of our outstanding common stock as of the date of this prospectus. They have a significant influence over the outcome of matters submitted to the stockholders for approval, including election of our directors.

        There is a Limited Market for Our Common Stock and it is Possible That You Could Experience Volatility in Our Stock Prices. There is currently only a limited trading market for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "MXIP." The Bulletin Board is a limited market and subject to substantial restrictions and limitations in comparison to the Nasdaq System. A substantial trading market may not continue for our common stock. Recent history relating to the market prices of newly public companies indicates that there may be significant volatility in the market price of our common stock.

        Anti-Takeover Provisions. In addition to the voting control held by officers and directors, we have in place certain agreements and provisions which could hinder or preclude an unsolicited acquisition of the company. Our

Articles of Incorporation authorize the Board of Directors to issue, without stockholder authorization, shares of preferred stock, in one or more designated series or classes. Our Articles or Bylaws also contain other provisions that could hinder or preclude an unsolicited acquisition, including provisions that:

 .    limit the ability of stockholders to call special meetings unless called by stockholders owning at least 66-2/3% of the common stock;

 .    prohibit removal of directors from office except for "cause" by the affirmative vote of holders of at least 66-2/3% of the common stock; and

 .    prohibit amendment of certain provisions of the Bylaws except upon a vote of 66-2/3% of the common stock.

        We are also subject to Nevada statutes regulating business combinations. Any of these agreements or provisions could discourage, hinder or preclude an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. These provisions may have a depressive effect on the market price of the common stock.

        Limitation of Liability. Nevada law provides that a Nevada corporation may limit the personal liability of a director or officer to the corporation or its stockholders for breaches of fiduciary duty, except under certain circumstances. Our Articles provide for the maximum limit of the personal liability of officers and directors allowable under Nevada law.

        Lack of Dividends. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We will instead retain any profits to fund growth and expansion.

        Integration of Unspecified Acquisitions. A material element of our strategy has been to expand our business through strategic acquisitions. While we continuously evaluate opportunities to make strategic acquisitions, we have no present commitments or agreements with respect to any material acquisitions. Any acquisition could have an adverse effect upon our results while the acquired business is adapting to our management and operating practices. In addition, we cannot assure you that we will be able to establish, maintain or increase profitability of an entity once it has been acquired. We may not be able to obtain adequate financing for any acquisition on terms acceptable to us.

                              SELLING STOCKHOLDERS

          The following table sets forth as of June 30, 1999, the names of and the number of shares that could be sold by each of the selling stockholders.

                                                       Percentage of Outstanding
Name                             Maximum Number        Shares Owned Prior
----                             of Sellable Shares    to Offering
                                 -------------------   ------------------------

Jasper Resources, Ltd.              5,800,000      (1)        37.2

Kling, Jenko, Dr. Dehmel            1,200,000                  7.7
Weltpapierdienstleistungs, A.G.

Mitchell Shapiro                      100,000  (1) (2)         0.6

Gary Raabe                          1,000,000  (1) (3)         --

RFG Consulting                          5,000      (4)         --

3 J Interests                           5,000      (4)         --

Valentine's Net                         1,000      (4)         --

Ralph J. Powell                        10,000      (4)         0.1

Charles Schwab FBO R. Jay              30,000      (4)         0.2
Powell III IRA #7196-2140

Bill Hatamyar                          15,000      (4)         0.1

Ronald L. Brown                        50,000      (5)         0.2

______________________

(1) 3,000,000 of the shares owned by Jasper Resources, Ltd., 800,000 shares issuable to Gary Raabe and 100,000 owned by Mitchell Shapiro were previously registered under a Form SB-2, file no. 333-61185. Such registration statement will be canceled and replaced with this registration statement upon its effectiveness.

(2) Represents shares to the person introducing Lloyd Wade Securities to the company to provide investment banking and consulting services.

(3) Represents the maximum number of shares that may be purchased by Mr. Raabe based upon options at $5.00 per share under an employment agreement.

(4) Represents shares that were purchased at $2.00 per share, the options having been granted for introducing Jasper Resources, Ltd. to the company to provide funding.

(5) Represents shares underlying warrants to purchase common stock at $1.25 per share.

                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

          (a) A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          (b) Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

          (c) Ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

          (d) Privately negotiated transactions between the selling stockholder and a purchaser.

     There is no underwriter or coordinating broker acting in connection with this offering. Each selling stockholder may be deemed an "underwriter" within the meaning of the Securities Act with respect to the shares of common stock offered by such selling stockholder. The company and each selling stockholder have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

     Upon the company being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed with the SEC, if required, pursuant to Rule 424 under the Securities Act, disclosing: (a) the name of each such selling stockholder and of the participating broker or dealer; (b) the number of shares involved; (c) the price at which such shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker or dealer, where applicable; (e) that such broker or dealer did not conduct any investigation to verify the information set out in this prospectus; and (f) other facts material to the transactions.

     The company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling stockholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The company will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling stockholders.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

     The company's common stock is traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol MXIP. The following table shows the price range of the company's common stock since it was initially quoted in November 1997 until June 30, 1999.

                                      BID                ASK
Quarter Ended                   High       Low      High      Low
---------------                -------    ------    -----    -----

12-31-97                         6-1/8         2    6-5/8    2-7/8
3-31-97                          5-3/4     1-5/8    6-1/4    1-7/8
6-30-98                              6     2-1/8    6-1/4    2-3/8
9-30-98                        2-13/16       7/8        3        1
12-31-98                         1-3/4      9/16    1-7/8    19/32
3-31-99                        5-19/32       5/8    5-3/4    25/32
6-30-99                         6-9/16    2-7/16    6-1/2    2-5/8

Holders

     As of June 30, 1999, there were 208 record holders of the company's common stock and 3 holders of the company's Series A Preferred Stock.

Dividends

     The company does not anticipate any stock or cash dividends on its common stock in the foreseeable future.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                               PLAN OF OPERATIONS

General

     The company, through its wholly-owned subsidiary, manufactures, through contractors, and markets a high performance, multi-media add-in card providing both hardware and software, for inclusion in both new and existing computers.

     This business was acquired on April 13, 1998. Therefore, revenues and expenses include the operations of this business from the date of acquisition for the year ended June 30, 1998, and for the nine months ended March 31, 1999.

     The company previously operated businesses which:

        Sold and distributed merchant credit card authorization and payment systems;
        Marketed home-based businesses through seminars; and Produced customized printing for distribution by home-based businesses.

     Each of these businesses was either sold or closed in the nine month period ended March 31, 1999, and the financial statements for all periods presented reflect them as discontinued operations.

     The company has incurred overhead and interest expenses not directly associated with the discontinued operations. The financial statements include these expenses for all periods presented.

                         SELECTED FINANCIAL INFORMATION

                                                                              Nine Months   Nine Months
                                                            Year Ended           Ended         Ended
                                                      6/30/97       6/30/98     3/31/98       3/31/99
                                                   ----------   -----------   -----------   -----------
                                                                                     (unaudited)
Statement of Operations Data

  Net sales                                        $        -   $     7,736   $         -   $   134,523
  Gross Profit                                              -         5,634             -        81,678
  Operating (loss)                                   (561,149)   (1,402,020)   (1,073,352)   (2,533,802)
  Loss from continuing operations                    (605,396)   (1,541,722)   (1,213,054)   (2,607,152)

  Net earnings (loss)                               2,923,519    (1,098,907)      917,730    (3,040,361)
  Loss per share from continuing operations              (.12)         (.28)         (.22)         (.40)
  Net earnings (loss) per share                           .58          (.20)          .17          (.46)



                                                               June 30, 1998              March 31, 1999
                                                              ---------------            ----------------
                                                                                            (unaudited)
 Balance Sheet Data

  Total assets                                                   $ 3,583,002              $    9,641,983
  Working capital                                                  1,875,819                   7,831,813
  Total liabilities                                                  827,713                     712,427
  Stockholders' equity                                             2,755,289                   8,929,556


Results of Operations

Nine months ended March 31, 1999 compared to nine months ended March 31, 1998

Net Sales

     Net sales from continuing operations of $134,523 for the nine months ended March 31, 1999 were generated entirely from MAXpc, which was still in the beginning stages of its business during this period. For the nine months ended March 31, 1998, no sales were generated as there were no operating companies that have not since been discontinued, and MAXpc had not yet been acquired.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased 144% to $2,615,480 for the nine months ended March 31, 1999 from $1,073,352 for the nine months ended March 31, 1998. This increase is due to advertising, marketing and selling expenses related to the MAXpc product, amortization of payments made for noncompetition agreements, purchased technology and consulting agreements, and the overhead structure which was in place prior to the discontinuing Systems, HBG and AmeraPress.

Interest Expense

     Interest expense of $73,350 for the nine months ended March 31, 1999 was incurred primarily on the convertible debentures. This debt has been converted to common stock, and no further interest is payable. The interest expense of $139,702 for the nine months ended March 31, 1998 was incurred on debt to the company's shareholders that sold AmeraPress to the company. This debt has been converted to Series A Preferred Stock, and no further interest is payable.

Income Taxes

     No income taxes have been accrued due to operating losses of the company.

Discontinued Operations

   On September 30, 1998, the company sold the stock of a wholly owned subsidiary, HBG, to HBG's management in exchange for the cancellation of 200,000 shares of the company's common stock previously owned by such management.

   Effective January 15, 1999, the company closed AmeraPress, as it had been unable to generate sufficient business activity to justify its ongoing overhead following the sale of HBG described above. Management intends to liquidate the assets of AmeraPress and use the proceeds to make payments to creditors or sell AmeraPress to a third party.

   Effective February 19, 1999, the company closed Systems, as it had been unable to generate sufficient business activity to justify its ongoing overhead following the sale of HBG and the closure of AmeraPress described above. Management intends to liquidate the assets of Systems and use the proceeds to make payments to creditors or sell Systems to a third party.

   The accompanying financial statements reflect the results of operations and net assets/liabilities of Systems, AmeraPress and HBG as discontinued operations.

Fiscal year ended June 30, 1998 compared to year ended June 30, 1997

Net Sales

   Net sales from continuing operations of $7,736 for the year ended June 30, 1998 were generated from MAXpc during the short period since its acquisition. For the year ended June 30, 1997, no sales were generated as there were no operating companies that have not since been discontinued, and MAXpc had not yet been acquired.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses increased 151% to $1,407,654 for the year ended June 30, 1998 from $561,149 for the year ended June 30, 1997. This increase is due to advertising, marketing and selling expenses related to the MAXpc product, amortization of payments made for noncompetition agreements, purchased technology and consulting agreements, and the overhead structure which was in place prior to the discontinuing Systems, HBG and AmeraPress.

Interest Expense

   The interest expense of $139,702 and $44,247 for the years ended June 30, 1998 and 1997, respectively, was incurred on debt to the company's shareholders that sold AmeraPress to the company. This debt has been converted to Series A Preferred Stock, and no further interest is payable.

Income Taxes

   No income taxes have been accrued due to operating losses of the company.

Liquidity

   Cash and cash equivalents increased $5,995,727 in the nine months ended March 31, 1999. Net cash used in operating activities for the period was approximately $3,125,000, of which $633,000 was used in discontinued operations. Net cash used in operating activities primarily consisted of the cash operating loss for the period, plus increases in accounts receivable, inventories and other assets, offset by an increase in accounts payable and accrued expenses.

   Cash used in investing activities consisted of approximately $58,000 in purchases of property and equipment.

   Financing activities generated approximately $9,200,000, consisting primarily of $12,800,000 from sales of common stock and $1,900,000 from collection of amounts previously loaned to an affiliate, offset by the redemption of the Series B preferred stock in the approximate amount of $3,800,000.

   As a result of the above, working capital at March 31, 1999 increased approximately 317%, to $7,832,000, from $1,876,000 at March 31, 1998. Management believes this working capital will be sufficient to meet ongoing overhead expenses, plus pursue an aggressive advertising and marketing campaign for the MAXpc product. Future cash resources available to the company are expected to come from profitable operations. Should the need arise for further funding for increases in inventories or receivables or for capital equipment, the company would address the possibility of lines of credit from lending authorities and new issues of capital stock. There is no assurance these resources will be available to the company.

Forward Looking Statements

   Statements that are not historical facts included in this registration statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ from projected results. Such statements address activities, events or developments that the company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, business strategies, expansion and growth of the company's operations, cash flow, marketing of products and services, and development of new products and services. Factors that could cause actual results to differ materially (Cautionary Disclosures) are described throughout this registration statement. Cautionary Disclosures include, among others: general economic conditions, the markets for and market price of the company's products and services, the company's ability to find, acquire, market, develop and produce new products and services, the strength and financial resources of the company's competitors, the company's ability to find and retain skilled personnel, labor relations, availability and cost of material and equipment, the results of financing efforts, and regulatory developments and compliance. All written and oral forward-looking statements attributable to the company are expressly qualified in their entirety by the Cautionary Disclosures. The company disclaims any obligation to update or revise any forward-looking statement to reflect events or circumstances occurring hereafter or to reflect the occurrence of anticipated or unanticipated events.

                                    BUSINESS

General

   Newcorp One, Inc. ("Newcorp") is a corporation organized under the laws of the State of Nevada in September 1996 in accordance with the Plan of Reorganization of Weaver Arms Corporation ("Weaver"), as confirmed by the United States Bankruptcy Court, Central District of California on January 20, 1994. Weaver had existed as a publicly held corporation in the business of developing and manufacturing weapons until its filing for protection under the bankruptcy laws. Following its reorganization, Weaver changed its name to Madera International, Inc. and began operating as a timber harvesting and exporting Company. A feature of Weaver's bankruptcy plan of reorganization allowed it to create Newcorp and distribute its common stock and Class A warrants to the shareholders and debtors of Weaver. Newcorp would then seek a merger partner that would contribute an operating business to Newcorp.

   The owners of Voxcom Systems, Inc. ("Voxcom Systems") and AmeraPress, Inc. ("AmeraPress") desired for Voxcom Systems and AmeraPress to consolidate and become publicly traded; however, they had been unsuccessful in negotiating a suitable underwriting arrangement to engage in a public offering.

   Therefore, in June 1997, the managements of Newcorp and Voxcom Systems negotiated an Agreement and Plan of Reorganization pursuant to which Newcorp acquired all of the issued and outstanding shares of common stock of Voxcom Systems in exchange for an aggregate of 4,000,000 shares of voting common stock of Newcorp, $.0001 par value per share, and 4,000,000 Class A Warrants, constituting approximately 80% of the outstanding securities of Newcorp. At the time of the acquisition of Voxcom Systems, Newcorp had no assets, business or operations.

   Voxcom Systems provided merchant accounts and credit card processing solutions to small businesses, home based businesses, multi-level marketing distributors, and independent distributors. In operation since January 1995, Voxcom Systems was engaged in the transaction processing industry, providing low-cost credit card processing to diverse merchants, including in-home businesses, through its patented and proprietary Credit Verification Phone system.

   Concurrent with its acquisition of Voxcom Systems, Newcorp acquired all of the issued and outstanding common stock of AmeraPress, Inc., a corporation organized under the laws of the State of Nevada in June 1997 to engage in the specialty printing and finishing business. AmeraPress succeeded to the business of Voxcom Sales, L.L.C. ("Voxcom Sales"), a Company organized under the laws of the State of Delaware in November 1995. The common stock of AmeraPress was acquired in exchange for a $10,000,000 note, payable in 24 consecutive, equal monthly installments. The Promissory Note was collateralized by all of the outstanding shares of AmeraPress. In December 1997, the remaining balance of the Promissory Note was exchanged for 80,000 shares of Series A Preferred Stock redeemable at the option of the company at the issue price of $100 each.

   On June 18,1997, Newcorp filed Restated Articles of Incorporation with the Secretary of State of Nevada, adding provisions regarding corporate management and control, and changing the name of the company to "Voxcom Holdings, Inc." ("Voxcom Holdings").

    On July 1, 1997, the company entered into a Consulting Agreement and Covenant Not to Compete with Kim Crowther and Brian Jensen to manage a company (the "Lecture Company") to conduct home business seminars to promote the company's goods and services, including the printed products of AmeraPress, and to compensate them for their exclusive service to the Lecture Company for a period of 60 months. Home Business Group, Inc. ("HBG") was incorporated in the State of Delaware and acquired certain assets and liabilities of and continued the business of the Lecture Company, commencing during the quarter ended December 31, 1997.

   On March 13, 1998 the company agreed to acquire all of the issued and outstanding shares of MAXpc Technologies, Inc., in consideration for the issuance of 210,000 shares of common stock. MAXpc has the exclusive manufacturing and marketing rights to certain multimedia computer hardware and software. Marketing of the product commenced at the end of April 1998.

   On September 30, 1998, the company sold the stock of HBG to HBG's management in exchange for the cancellation of 200,000 shares of the company's common stock previously owned by such management.

   Effective January 15, 1999, the company closed AmeraPress, as it had been unable to generate sufficient business activity to justify its ongoing overhead following the sale of HBG described above. Management intends to liquidate the assets of AmeraPress and use the proceeds to make payments to creditors or sell the company to a third party.

   Effective February 19, 1999, the company closed Systems, as it had been unable to generate sufficient business activity to justify its ongoing overhead following the sale of HBG and the closure of AmeraPress described above. Management intends to liquidate the assets of Systems and use the proceeds to make payments to creditors or sell the company to a third party.
   See "Management -- Certain Relationships and Related Transactions" for information about the interests of certain directors, executive officers and promoters of the company in the formation and reorganization transactions described above involving Voxcom Holdings, Voxcom Systems, AmeraPress, and HBG.

Products

   In April 1998, the company acquired all of the common stock of MAX, which has the exclusive right to manufacture and market a high performance, multi-media add-in card providing both hardware and software for personal computers. MAX has begun marketing its card under the trade name "MAX IC Live." This card offers various different media functions consisting of the following:

   - H324 Video Phone over standard phone line with superior audio & video quality
   - PCI Video Capture (full motion 30fps with Real-time MPEG-1 compression) & stereo audio capture
   - Video Editing with 3-D Titling, wipe effects & fully synchronized audio soundtrack editing
   - Output captured video to VGA screen, VCR Tape, NTSC Television, Disk, or CD-Recordable
   - PCI DVD Video playback, smooth full-screen DVD-video on a Pentium 133 or faster
   - MPEG-1 Video playback, full motion 30fps; full screen or windowed
   - Output PC- VGA desktop screen to NTSC Television, 640x480 or hi-res virtual
   - Output DVD or MPEG videos to NTSC Television for PC Home Theater
   - Display Live-Video (from Camera, VCR, or int. TV-tuner) full motion; full screen or windowed
   - PCI 2D accelerated Graphics VGA, up to 1280x1024 non-interlaced in high color
   - PCI 3D accelerated Graphics Rendering with Z-buffering, Gourad Shading, and more
   - PCI DSVD Modem v.34bis (230k data/33.6k band) with full TAPI support
   - Hands-free Speakerphone, full-Duplex with acoustic echo cancellation
   - Voicemail Answer machine with Caller ID and Forwarding function
   - Fax V.17 (14.4k) Class 1, 2, and 2.0 with send and receive capability
   - Distinctive Ring call routing for all telephony functions
   - PCI Sound Card, compatible with industry standards
   - Full Wave Table synthesis with 32 simultaneous voices (4meg)
   - Multiple *WAV channel playback/record capability (*multi-Duplex)
   - Dolby Digital AC-3 Audio Output (5+1 channels) for DVD Playback
   - SRS 3D Audio enhancement for surround sound from just 2 speakers
   - Industry Standard Joystick with MIDI port

   Such card enhances the performance of computers, either as an add-in at time of manufacture or installed into existing units. The card, with its own inbuilt processor, has the ability to perform multi-media software functions, simultaneously if need be, without detracting from the central processor of the computer. Additional software can be added to the card as developed.

   The card was developed by Chromatic Research of California, and, subsequent to its acquisition by the company, MAX purchased the exclusive right to manufacture and market the card by the acquisition of Chromatic's inventory of partially completed units and components for a cost of approximately $550,000. In March 1999, MAX acquired for $200,000 the source code (human readable) and object code (machine readable) to the software and can now support the product and sell such products free of any further royalty. Target markets are original equipment manufacturers, dealers and sellers in the industry, plus large end users. Evaluation cards have been offered to companies in these industry groups, and a national marketing campaign is currently being developed.

   As MAX is in the early stages of its operation, an insignificant amount of revenues and expenses of MAX were incurred prior to June 30, 1998.

   The company continues to look for additional software applications which may be integrated into the card, and it is believed some of these will give rise to the availability of patent protection. The company will continue limited research and development in this regard.

   Competition in the industry is extremely high, and new developments and products are offered regularly. Many of MAX's competitors have greater experience in the industry and more financial resources available to them. Competition in multi-media products comes from companies such as ATI Technologies, Inc., Creative Technology, Ltd. and Sigma Designs, Inc. While these competitors obviously have more financial strength, the company believes it can successfully compete because it believes the MAX board fulfills functions that no other single board can achieve. Marketing is being targeted to original equipment manufacturers, dealers and resellers in the industry, plus large end users.

Environmental Impact

   None of the company's activities utilize any hazardous materials or results in any discharge of pollutants into the environment. The company believes it complies fully with all environmental laws and regulations.

Year 2000

   The company does not expect any adverse consequences from the problems arising in the computer industry upon the advent of the year 2000.

Employees

   The company employs a total of 22 full-time persons. The company also relies on the sales efforts of outside sales organizations and commission-only representatives. None of such persons is represented by a union, and the company believes its relations with its employees is very good.

Regulation

   There are no regulatory issues affecting the company not common to all businesses.

Legal Proceedings

   The company is engaged from time to time in routine legal proceedings, none of which was material to the company's operations on the date of the Prospectus.

Offices and Warehouse Facility

   The company's principal executive offices are located at 8115 Preston Road, Suite 800, Dallas, Texas 75225. The premises, which are leased from an unaffiliated party, consist of 11,010 square feet. The executive office facility contains management offices, work stations, state of the art computers, and related software. Monthly rent is $22,020 through the remainder of a sixty-four month Lease Term, which expires on May 31, 2003. The company has a renewal option to extend the Lease Term for one additional period of five years, at a rental rate equal to the prevailing market for such premises at that time.

   All of the company's properties are covered by property and casualty insurance the company believes to be adequate.

   The company's warehouse facility is located at 203 S. Ector Drive, Euless, Texas. The premises, which are leased from an unaffiliated party, consist of approximately 2,000 square feet. Monthly rent is $2,824 under a month-to-month lease.

                                   MANAGEMENT

Directors and Executive Officers

Name                      Age           Position with Company

Lawrence R. Biggs, Jr.     40        Chairman of the Board,
                                     Chief Executive Officer

Donald G. McLellan         59        President, Secretary and
                                     Director

Lawrence A. Cahill         62        Director

Ronald L. Brown            52        Director

Harold L. Clark            63        Director

Brahil Santos              35        Director

Brian K. Norman            26        Director

Leslie D. Crone            46        Chief Financial Officer

Gwynda Gee                 31        Vice President of Operations

Gary Raabe                 33        Chief Technical Officer


   Lawrence Biggs is the founder of the company and has been Chairman of the Board and Chief Executive Officer since June 1997. During 1988, Mr. Biggs was Vice president of Public Telecom Corporation; a private company that developed a microprocessor controlled desktop telephone designed for specific network access. From 1989 to 1994, Mr. Biggs was president and CEO of Strategic Telecom, Inc. ("Strategic"), which manufactured a product known as the Access Phone, that was placed in more than 100,000 hotel rooms throughout the United States. Mr. Biggs was a founding director of the National Pay Telephone Association in 1984. He attended the University of Nevada, Las Vegas from 1977 to 1981.

   Donald G. McLellan has been President and director since June 1997. Mr. McLellan is a native of Australia where he was involved in the formation and capitalization of entrepreneurial companies in various industries. In 1989, he found the initial investment monies for Strategic Telecom, Inc., and acted as a
consultant to the company until 1992, when he was appointed C.F.O.   In November
1993, Mr. McLellan became C.E.O. of Strategic, serving in that capacity until May 1995. Mr. McLellan became a Fellow of the Institute of Chartered Accounts (the Australian equivalent to Certified Public Accountant) in 1963.

   Lawrence Cahill has been a Director since June 1997. Mr. Cahill is the President and Treasurer of Larkin, Inc., a Cedar Rapids, Iowa-based hospitality management company founded by Mr. Cahill and his brother in 1956. Larkin, Inc. presently manages over fifteen hotels with approximately 3,500 rooms throughout the continental United States and has been the largest franchiser of Holiday Inn hotels. Mr. Cahill specializes in property acquisitions and private investments.

   Ronald L. Brown has been a director since June, 1997. Mr. Brown is a principal of the Dallas law firm of Glast, Phillips & Murray, P.C., which serves as general counsel to the company. He has been in the private practice of law since 1975. In 1983-85, he was an adjunct professor of law at Southern Methodist University.

   Harold L. Clark has been a director since June, 1999. From August 1995 until December 1998, he was chairman of XCD, Inc., a manufacturer of printer networking equipment. From February 1993 until August 1995, he was president and chief executive officer of Ameriquest Technologies, Inc., a system integrater and value-added resaler and distributor. Prior to that he served as president of Everex Systems, Inc. and of Ingram Micro.

   Brahil Santos has been a director since June 1999. From 1995 to 1999 he has served as Vice President of Phones for All Corporation.

   Brian K. Norman has been a director since June 1999. Since March 1997, he has been an attorney in private practice with the Law Offices of Joseph E. Ashmore, Jr., P.C., and was a student prior to that.

   Leslie D. Crone, Chief Financial Officer, joined the company in May 1998. Prior to this, he was employed in the practice of public accounting for approximately 20 years. He was a partner in the firm of McGladrey & Pullen from 1984 through 1989 and a senior manager in the firm of Grant Thornton, LLP, from 1992 to 1997. He was self-employed from December 1997 to May 1998. Mr. Crone became a CPA in 1976.

    Gwynda Gee, Vice President of Operations of MAX since March 1999, originally joined AmeraPress, Inc., as Vice President of Operations in September 1996. In this capacity, Ms. Gee restructured the customer service and production departments to maximize employee efficiency, improve product quality and customer service. Ms. Gee was named President of AmeraPress in January 1998. From November 1995 to August 1996, Ms. Gee was Vice President of Operations for Hardwarehouse. Ms. Gee was Systems Director for Voxcom Systems from December 1994 to November 1995. Ms. Gee joined Strategic Telecom in 1989 and during the course of her tenure advanced to Systems Director before her departure in December 1994.

   Gary J. Raabe, Chief Technical Officer of MAX since April 1998. Prior to that, from 1993 to 1998, he was the owner and operator of Computer Broker. From 1991 to 1993, he was the operations manager of The Logic Approach. He has specialized in the development of low cost telecommuting, televideo conferencing, televideo marketing, video surveillance and video-configuration systems.

   Directors serve for a term of one year or until their successors are elected and qualified. Directors do not receive cash compensation for serving as such.

   Executive officers are appointed by and serve at the will of the Board of Directors. There are no family relationships between or among any of the directors or executive officers of the company.

Promoters

   By virtue of their activities in founding and organizing the company, as well as their beneficial ownership of its voting securities, Lawrence R. Biggs, Jr., Donald G. McLellan, and Lawrence A. Cahill may be deemed to be "promoters" of the company.

Related Party Transactions

   Lawrence R. Biggs, Jr., a director, executive officer and promoter of the company, acquired
30,000 shares of Voxcom Systems for $300 upon its organization  in November
1994.

   Lawrence Cahill, a director and promoter of the company, acquired 50,000 shares of Voxcom Systems for $500.

   Donald G. McLellan, a director, executive officer and promoter of the company, acquired 20,000 shares of Voxcom Systems for $200 and transferred 10,000 shares to Vision Finance and Management.

   The company acquired all of the issued and outstanding stock of Voxcom Systems in exchange for 4,000,000 shares of the company's voting common stock and 4,000,000 Class A Warrants pursuant to an Agreement and Plan of Reorganization, dated June 9, 1997 In connection with this transaction, Lawrence R. Biggs, Jr. received 1,200,000 of such shares and 1,200,000 of such warrants; Donald G. McLellan and Vision Finance and

Management received 800,000 of such shares and 800,000 of such warrants, and Lawrence Cahill received 2,000,000 of such shares and 2,000,000 of such warrants. See "Business--General."

   In June 1997, concurrent with the closing of the Agreement and Plan of Reorganization, the company acquired 10,000 shares of AmeraPress common stock, representing 100% of shares outstanding, pursuant to a Stock Purchase Agreement dated June 9, 1997. Such transaction resulted from an arms'-length negotiation between the AmeraPress sellers (Messrs. Biggs, McLellan and Cahill), and the prior management of the company. The consideration for the sale of AmeraPress common stock was a Promissory Note in the amount of $10,000,000 payable to Messrs. Biggs, McLellan, and Cahill payable in 24 monthly installments of principal plus interest on the unpaid balance at the prime rate, secured by a Security Agreement-Pledge in favor of Messrs. Biggs, Cahill and McLellan as Secured Parties. Messrs. Cahill, Biggs and McLellan realized a gain of
approximately $9.3 million on the sale of AmeraPress.   In December 1997, the
company requested and the holders agreed to exchange the remaining $8,000,000 amount of the Promissory Note for 80,000 shares of the company's Series A Preferred Stock, valued at $8,000,000. Such exchange was made in order to improve the company's financial condition and cash flow. See "Description of Capital Stock, Series A Preferred Stock."

   In April 1998, Lawrence Cahill advanced $300,000 to pay the fees of law firms representing the company in the case against the Federal Trade Commission. The company repaid such loan without interest in June 1998.

   In May 1998, the company entered into a Consulting Agreement with Jande International Holdings, LLC to provide consulting services consisting of financial and securities advice and in connection therewith issued 110,000 shares of common stock valued at $275,000. An affiliate of Jande, Ely Mandell, was the owner of 25% of the outstanding common stock of the company prior to the reorganization in June 1997.

   In June 1998, the company entered into a Consulting Agreement with S.G. Financial, Inc., to provide consulting services consisting of exploring marketing opportunities in Germany for the company's products and securities, and in connection therewith issued 30,000 shares of common stock valued at $75,000. An affiliate of S.G. Financial, Daniel Lezak, was a former director, executive officer and owner of 25% of the common stock of the company prior to the reorganization in June 1997.

   In November 1998 through January 1999, Lawrence Cahill purchased 644,000 shares of common stock directly from the company at $1.25 per share, for a total purchase price of $805,000.

   In January - February 1999, Lawrence Cahill advanced $200,000 to pay general operating expenses. The company repaid such loans, with interest at 8%, in April 1999.

Executive Compensation

   The following summary compensation table sets forth certain information regarding compensation paid during each of the three fiscal years ended June 30, 1999, 1998 and 1997, to the persons serving as the company's chief executive officer and each executive officer whose annual compensation exceeded $100,000.

                                                                     Long-term Compensation
                                                                     ----------------------

                          Annual Compensation                  Awards                      Payouts
                        ----------------------       ------------------------     ------------------------

Name and                                             Restricted    Securities
Principal        Fiscal              Commis-            Stock       Underlying       LTIP      All Other
Position          Year     Salary    sions /(2)/        Awards     Options/SAR's   Payouts   Compensation
---------        ------    ------    -----------        ------     -------------   -------   ------------


Lawrence R.       1999    $151,392   $103,169         $1,600,000     400,000          0            0
Biggs, Jr.        1998     151,392    562,252                  0           0          0            0
Chairman          1997     151,392    384,655                  0           0          0            0


Donald G.         1999    $102,000   $ 52,084         $1,600,000     400,000          0            0
McLelland,        1998     102,000    280,490                  0           0          0            0
President         1997     102,000    192,328                  0           0          0            0



Gwynda Gee        1999    $105,076   $     13         $  130,000      62,500          0            0
Vice President    1998     101,458     39,057                  0           0          0            0

_____________________

(1)  Compensation paid by Voxcom Systems prior to acquisition by the company.

(2) Commissions paid have been computed on a percentage of sales of AmeraPress as follows: Lawrence Biggs -4%, Donald G. McLellan - 2%, and Gwynda Gee - 0.4%.

   There are employment agreements with all executive officers except Mr. Biggs and Mr. McLellan. There are no salary, bonus or incentive plans covering cash or securities except the company's 1997 Stock Bonus Plan relating to individuals or one-person service corporations who render legal, professional, or consulting services to the company, and the 1999 Stock Option Plan.

1999 Stock Option Plan

   The MAX Internet Communications, Inc. 1999 Stock Option Plan (the "1999 Option Plan") provides for the grant to eligible employees and directors of options for the purchase of common stock. The 1997 Option Plan covers, in the aggregate, a maximum of 1,600,000 shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and non qualified stock options (options which do not meet the requirements of Section 422). Under the 1999 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. As of June 30, 1999, options for 1,507,500 shares had been granted under the 1999 Option Plan at an exercise price ranging from $0.80 to $4.00.

   The Board of Directors administers and interprets the 1999 Option Plan and is authorized to grant options thereunder to all eligible employees of the company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Options under the 1999 Option Plan generally vest over a five year period. Certain changes in control of the company will cause the options to vest immediately. Each option granted under the 1999 Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the company.

1997 Stock Bonus Plan

   The 1997 Stock Bonus Plan (the "1997 Plan") provides for the grant to key executive and consulting personnel of the right to buy shares of common stock as determined by a grant of the Board of Directors.

   A total of 750,000 shares were reserved for issuance under the 1997 Plan, at a purchase price equal to the par value of the shares. A total of 575,000 shares were issued in August 1997, of which 200,000 shares were redeemed in 1998 in connection with the sale of a subsidiary company.

   The 1997 Plan expired by its terms on September 30, 1997, and no further shares will be issued thereunder.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth information as of June 30, 1999, with respect to persons known to the company to be the beneficial owners of more than 5% of its voting securities and with respect to the beneficial ownership of such common stock by each director of the company and by all directors and executive officers of the company as a group.

                                      Number of Shares                 Number of Shares
                                   (Assuming No Exercise              (Assuming Exercise
Name and Address of                 of Class A Warrants               of Class A Warrants
Beneficial Owner                       by Holder) (1)      Percent       by Holder)(1)       Percent
----------------------------------------------------------------------------------------------------

Common Stock
------------

Lawrence R. Biggs, Jr./(1)/                    1,470,000       9.2            2,528,000         14.8
8115 Preston Road, 8th Fl. E
Dallas, Texas 75225

Lawrence A. Cahill/(1)/                        3,082,000      19.3            4,932,000         27.7
3330 Southgate, S.W.
Cedar Rapids, Iowa 52404

Jasper Resources, Ltd.                         5,800,000      37.2            5,800,000         30.3
Tavora, 98 Centro
Telemaca, Borba,
 Parana, Brazil

Kling, Jenko, Dr. Dehmel                       1,200,000       7.7            1,200,000          6.3
Weltpapierdienstleistungs, A.G.
Goethestrasse 7
60313 Frankfurt A.M. Germany

Donald G. McLellan(1)(2)                       1,187,000       7.4            1,827,000         11.0
 8115 Preston Road, 8th Fl. E.
 Dallas, Texas 75225

Ronald L. Brown /(3)/                            200,000       1.3              200,000          1.0
13355 Noel Road, Suite 2200
Dallas, Texas 75240

Directors and executive                        7,069,000      39.5           10,617,000         49.6
officers as a group
(10 persons)/(4)/
______________________

(1) Includes options to purchase 400,000 shares.
(2) Mr. McLellan has 50% voting and investment power in Vision Finance and Management, a family company which owns of record 400,000 shares of common stock and 400,000 Class A Warrants included in the table as being beneficially owned by Mr. McLellan. His spouse owns the other 50% of Vision Finance and Management. The share amounts include options to purchase 400,000 shares.
(3) Includes option to purchase 150,000 shares.
(4) Includes option to purchase 2,312,000 shares.

   The company is not aware of any arrangement which might result in a change in control in the future.

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the company consists of 75,000,000 shares of capital stock, composed of 25,000,000 shares of common stock, par value $0.0001 per share ("common stock"), of which there were 15,572,823 shares outstanding as of June 30, 1999, and 50,000,000 shares of preferred stock, par value $.0001 per share ("Preferred Stock").

Common Stock

   Voting Rights. Each holder of shares of common stock is entitled to one vote for each share of common stock for the election of directors and on each other matter submitted to a vote of the stockholders of the company. The holders of common stock have exclusive voting power on all matters at any time. No preferred stock with superior voting rights is issued and outstanding.

   Liquidation Rights. Upon liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to share ratably in distributions of any assets after payment in full or provision for all amounts due creditors and provision for any liquidation preference of any other class or series of stock of the company then outstanding.

   Dividends.   Dividends may be declared by the Board of Directors and paid from time to time to the holders of common stock, on such record dates as may be determined by the Board of Directors, out of the net profits or surplus of the company.

Warrants

   Certain stockholders of the company hold one Class A Warrant for each common share owned by them. Each warrant entitles the holder to purchase one share of common stock for $4.00. If not exercised, Class A Warrants expire in June 2001. For Class A warrants exercised before May 1999, the holder received one Class B Warrant for each Class A Warrant exercised. Each Class B Warrant entitled the holder to purchase one share of common stock for $20.00. All Class B Warrants have been redeemed. At June 30, 1999, there were 4,426,587 Class A Warrants outstanding.

Preferred Stock

   The Board of Directors of the company has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of authorized preferred Stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on the ability of the company to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of the company, whether voluntary or involuntary, the holders of each series of the then outstanding authorized preferred stock may be entitled to receive, prior to the distribution of any asset or funds to the holders of common stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of the company.

   As of June 30, 1999, the only outstanding authorized preferred stock is (i) a series of 100,000 authorized shares of Series A Preferred Stock of which 80,000 shares are outstanding and (ii) a series of 350,000 authorized shares of Series B Preferred Stock, of which all 350,000 shares have been converted into common stock and canceled. Following is a brief summary of certain provisions of each outstanding authorized preferred stock.

Series A Preferred Stock

   There were 80,000 shares of Series A Preferred Stock outstanding on June 30, 1999, owned by Larry Cahill (40,000 shares), Lawrence R. Biggs, Jr. (24,000 shares), Donald G. McLellan (8,000 shares), and Vision Finance & Management (8,000 shares).

   Voting Rights. Holders of Series A Preferred Stock have no right to vote their shares, except that holders of Series A Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series A Preferred Stock, to (i) increase or decrease the number of authorized shares of Series A Preferred Stock, (ii) increase or decrease the Issue Price, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series A Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series A Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series A Preferred Stock, (vi) change the shares of Series A Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series A Preferred Stock.

   Preemptive Rights. No holder of Series A Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

   Liquidation Rights. In the event of any liquidation, dissolution or winding up of the company, holders of Preferred Stock are entitled to be paid an amount equal to $100 per share. Such Preferred Stock amount is to be paid before any amounts are distributed to the holders of the common stock.

   Conversion Rights.   There are no conversion rights for holders of preferred
stock.

   Dividends. The holders of preferred stock are not entitled to receive any dividends.

   Redemption Rights. The preferred stock is redeemable by the company. The redemption price is $100 per share.

Series B Preferred Stock

   No shares of Series B Preferred Stock are currently outstanding or anticipated to be reissued.

Certain Rights of Holders of Common Stock

   The company is a Nevada corporation organized under Chapter 78 of the Nevada Revised Statutes ("NRS"). Accordingly, the rights of the holders of common stock are governed by Nevada law. Moreover, the rights of holders of common stock differ from the rights of such holders of equity in the corporation or other entity acquired by virtue of different provisions appearing in the Articles of Incorporation ("Articles") and bylaws of the company. Although it is impracticable to set forth all of the material provisions of the NRS or the company's Articles and bylaws, the following is a summary of certain significant provisions of the NRS and/or the company's Articles and bylaws that affect the rights of securities holders.

Possible Anti-Takeover Provisions

   Special Meetings of Stockholders; Director Nominees. The company's bylaws and Articles provide that special meetings of stockholders may be called by stockholders only if the holders of at least 66-2/3% of the common stock join in such action. The bylaws and Articles also provide that stockholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the company at least 60 days in advance of the date on which the last annual stockholders' meeting was held, and provide that the number of directors to be elected (within the minimum - maximum range of 3-21 set forth in the Articles and bylaws) shall be determined by the Board of Directors or by the holders of at least 66-2/3% of the common stock. While these provisions of the Articles and bylaws have been established to provide a more cost-efficient method of calling special meetings of stockholders and a more orderly and complete presentation and consideration of stockholder nominations, they could have the effect of discouraging certain stockholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose stockholder nominees or hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

   Removal of Directors. The Articles of the company provide that directors may be removed from office only for "cause" by the affirmative vote of holders of at least 66-2/3% of the common stock. "Cause" means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the company, or committed a material breach of such director's fiduciary duty to the company resulting in a material detriment to the company. The inability to remove directors except for "cause" could provide incumbent management with a greater opportunity to oppose hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

   Control Share Statute. Sections 78.378 - 78.3793 of the NRS constitute Nevada's control share statute, which set forth restrictions on the acquisition of a controlling interest in a Nevada corporation which does business in Nevada (directly or through an affiliated corporation) and which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. A controlling interest is defined as ownership of common stock sufficient to enable a person directly or indirectly and individually or in association with others to exercise voting power over at least 20% but less than 33.3% of the common stock, or at least 33.3% but less than a majority of the common stock, or a majority or more of the common stock. Generally, any person acquiring a controlling interest must request a special meeting of stockholders to vote on whether the shares constituting the controlling interest will be afforded full voting rights, or something less. The affirmative vote of the holders of a majority of the common stock, exclusive of the control shares, is binding. If full voting rights are not granted, the control shares may be redeemed by the company under certain circumstances. If full voting rights are granted, stockholders voting against such rights being granted may demand payment from the company for the fair value of their shares. The Board of Directors may adopt a resolution amending the Bylaws within ten days following the acquisition of any controlling interest to provide that the foregoing provisions shall not be applicable to such acquisition. The company does not believe the foregoing provisions of the NRS is presently applicable to it because it does not presently conduct business in Nevada; however, if in the future it does conduct business in Nevada then such provisions may apply.

   Business Combination Statute. Sections 78.411 - 78.444 of the NRS set forth restrictions and prohibitions relating to certain business combinations and prohibitions relating to certain business combinations with interested stockholders. These Sections generally prohibit any business combination involving the company and a person that beneficially owns 10% or more of the common stock (an "Interested Stockholder") (I) within five years after the date (the "Acquisition Date") the Interested Stockholder became an Interested Stockholder, unless, prior to the Acquisition Date, the company's Board of Directors had approved the combination or the purchase of shares resulting in the Interested Stockholder becoming an Interested Stockholder; or (ii) unless five years have elapsed since the Acquisition Date and the combination has been approved by the holders of a majority of the common stock not owned by the Interested Stockholder and its affiliates and associates; or (iii) unless the holders of common stock will receive in such combination, cash and/or property having a fair market value equal to the higher of (a) the market value per share of common stock on the date of announcement of the combination or the Acquisition Date, whichever is higher, plus interest compounded annually through the date of consummation of the combination less the aggregate amount of any cash dividends and the market value of other dividends, or (b) the highest price per share paid by the Interested Stockholder for shares of common stock acquired at a time when he owned 5% or more of the outstanding shares of common stock and which acquisition occurred at any time within five years before the date of announcement of the combination or the Acquisition Date, whichever results in the higher price, plus interest compounded annually from the earliest date on which such highest price per share was paid less the aggregate amount of any cash dividends and the market value of other dividends. For purposes of these provisions, a "business combination" is generally defined to include (I) any merger or consolidation of the company or a subsidiary with or into an Interested Stockholder or an affiliate or associate; (ii) the sale, lease or other disposition by the company to an Interested Stockholder or an affiliate or associate of assets of the company representing 5% or more of the value of its assets on a consolidated basis or 10% or more of its earning power or net income; (iii) the issuance by the company of any of its securities to an Interested

Stockholder or an affiliate or associate having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the company; (iv) the adoption of any plan to liquidate or dissolve the company proposed by or under an agreement with the Interested Stockholder or an affiliate or associate; (v) any receipt by the Interested Stockholder or an affiliate, except proportionately as a stockholder, of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage; and (vi) any recapitalization or reclassification of securities or other transaction that would increase the proportionate shares of outstanding securities owned by the Interested Stockholder or an affiliate. Sections 78.411-
78.444 of the NRS are presently applicable to the company.

   Special Meetings. The company's bylaws and Articles provide that special meetings of the stockholders of the company may be called by the Chairman of the Board, the Board of Directors or upon written request of stockholders holding not less than 66 2/3% of the common stock.

   Mergers, Consolidations and Sales of Assets. Nevada law provides that an agreement of merger or consolidation, or the sale or other disposition of all or substantially all of a corporation's assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the corporation (except that no vote of the stockholders of the surviving corporation is required to approve a merger if certain conditions are met, unless the articles of incorporation of such corporation states otherwise, and except that no vote of stockholders is required for certain mergers between a corporation and a subsidiary), but does not require the separate vote of each class of stock unless the corporation's articles of incorporation provides otherwise (except that class voting is required in a merger if shares of the class are being exchanged or if certain other rights of the class are affected). The company's Articles do not alter the provisions of Nevada law.

   Directors; Removal of Directors. Under Nevada law, the number of directors may be fixed by, or determined in the manner provided in, the articles of incorporation or by-laws, and the Board of Directors may be divided into classes as long as at least 25% in number of the directors are elected annually. Nevada law further requires that a corporation have at least one director. Directors may be removed under Nevada law with or without cause by the holders of not less than two-thirds of the voting power of the corporation, unless a greater percentage is set forth in the articles of incorporation. See "-Possible Anti-Takeover Provisions - Removal of Directors" and "---Classification of Directors", above, for a further discussion.

   Amendments to Bylaws. The company's bylaws may be amended by the Board of Directors or stockholders, provided, however that certain provisions can only be amended by the affirmative vote of holders of at least 66 2/3% of the common stock. These provisions relate to special meetings of stockholders, actions by written consent of stockholders, nomination of directors by stockholders, proceedings for the conduct of stockholder's meetings and the procedures for fixing the number of and electing directors.

Limitation on Liability of Directors

     Section 78.037 of the NRS provides that a Nevada corporation may limit the personal liability of a director or officer to the corporation or its stockholders for breaches of fiduciary duty, except that such provision may not limit liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or payment of dividends or other distributions in violation of the NRS. The company's Articles provide that no director shall be personally liable to the company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability
(I) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) liability under the NRS, or (iv) for any transaction from which the director derived an improper personal benefit.

     In the opinion of the Securities and Exchange Commission, the indemnification and limitation of liability provisions described in "-- Indemnification of Directors and Officers", above, and "-- Limitation on Liability of Directors" would not eliminate or limit the liability of directors and officers under the federal securities laws.

Appraisal Rights

     The NRS provides dissenting or objecting security holders with the right to receive the fair value of their securities in connection with certain extraordinary corporate transactions. These appraisal rights are available with respect to certain mergers and share exchanges and in connection with the granting of full voting rights to control shares acquired by an interested stockholder. However, unless the transaction is subject to the control share provisions of the NRS, a stockholder of a Nevada corporation may not assert dissenters' rights, in most cases, if the stock is listed on a national securities exchange or held by at least 2,000 stockholders of record (unless the articles of incorporation expressly provide otherwise or the security holders are required to exchange their shares for anything other than shares of the surviving corporation or another publicly held corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

Distributions

     Dividends and other distributions to security holders are permitted under the NRS as authorized by a corporation's articles of incorporation and its board of directors if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would exceed the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount needed to satisfy the preferential rights on dissolution of holders of stock whose preferential rights are superior to those of the shares receiving the distribution.

Preemptive Rights

     Under the NRS, stockholders of Nevada corporations organized prior to October 1, 1991 have preemptive rights unless the articles of incorporation expressly deny those rights or the stock issuance is among those described in
Section 78.265 of the NRS. A stockholder who has preemptive rights is entitled, on terms and conditions prescribed by the board of directors, to acquire proportional amounts of the corporation's unissued or treasury shares in most instances in which the board has decided to issue them. The company's Articles expressly deny availability of preemptive rights to the company's stockholders.

Cumulative Voting

     Under the NRS, the articles of incorporation of a corporation may provide for cumulative voting, which means that the stockholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and then cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting is not available to stockholders of a Nevada corporation, however, unless its articles expressly provide for that voting right, and the company's Articles do not contain a provision permitting stockholders to cumulate their votes when electing directors.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for the company by Glast, Phillips & Murray, a Professional Corporation, Dallas, Texas. Ronald L. Brown, an attorney with Glast Phillips & Murray, is a director of the company and owns 50,000 shares of common stock and options to acquire 150,000 shares of common stock. Another member of the firm owns warrants to purchase 30,000 shares of common stock.

                                    EXPERTS

     The consolidated financial statements of the company as of June 30, 1998 and 1997 and for the years ended June 30, 1998 and 1997, as listed below, included in this Prospectus and the Registration Statement have been included herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.

                             AVAILABLE INFORMATION

     The company has filed under the Securities Act with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to its shares of common stock offered hereby. This Prospectus was filed as a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the company and its common stock.

     The company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. Reports, proxy statements and other information filed by the company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048; Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material may also be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission at http://www.sec.gov.

     No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company. Neither the delivery of this Prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants ................................. F-1

Consolidated Balance Sheets as of June 30, 1998 and March 31, 1999 (unaudited) ..... F-2

Consolidated Statements of Operations for the years ended June 30, 1997 and 1998 ... F-3 and the nine months ended March 31, 1998 and 1999 (unaudited)

Consolidated Statement of Stockholders' Equity (Deficit) for the years ended
June 30, 1997 and 1998 and the nine months ended March 31, 1999 (unaudited) ........ F-4

Consolidated Statements of Cash Flows for the years ended June 30, 1997 and 1998 and the nine months ended March 31, 1998 and 1999 (unaudited) ...................... F-6

Notes to Consolidated Financial Statements ......................................... F-9

               Report of Independent Certified Public Accountants



Board of Directors and Stockholders
Voxcom Holdings, Inc.


We have audited the accompanying consolidated balance sheet of Voxcom Holdings, Inc. and Subsidiaries as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Voxcom Holdings, Inc., and Subsidiaries as of June 30, 1998, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.



GRANT THORNTON LLP

Dallas, Texas
September 18, 1998 (except with respect
   to the discontinuance of operations
   discussed in Note C, as to which the
   date is February 19, 1999)

                             Voxcom Holdings, Inc.

                          CONSOLIDATED BALANCE SHEETS

                       June 30, 1998 and March 31, 1999

                                                                            June 30,       March 31,
                                ASSETS                                        1998           1999
                                                                         -------------  -------------
                                                                                         (Unaudited)
CURRENT ASSETS
 Cash and cash equivalents                                               $  1,774,091   $  7,769,818
 Accounts receivable                                                            3,066         64,651
 Inventories                                                                  423,250        586,670
 Prepaid expenses                                                             103,125         39,126
 Net assets of discontinued operations                                              -         83,975
                                                                         ------------   ------------
          Total current assets                                              2,303,532      8,544,240

PROPERTY AND EQUIPMENT, AT COST
 Machinery and equipment                                                       16,669         32,589
 Furnishings                                                                   18,848         60,858
                                                                         ------------   ------------
                                                                               35,517         93,447
   Less accumulated depreciation                                                3,100         23,325
                                                                         ------------   ------------
                                                                               32,417         70,122

OTHER ASSETS                                                                1,247,053      1,027,621
                                                                         ------------   ------------

                                                                         $  3,583,002   $  9,641,983
                                                                         ============   ============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                                        $    250,173   $    319,033
 Accrued expenses                                                             123,949        182,815
 Notes payable to officers                                                          -        210,579
 Net liabilities of discontinued operations                                    53,591              -
                                                                         ------------   ------------

          Total current liabilities                                           427,713        712,427

LONG-TERM DEBT                                                                400,000              -

COMMITMENTS AND CONTINGENCIES                                                       -              -

STOCKHOLDERS' EQUITY
 Preferred stock, $.0001 par value; Series A, authorized, 100,000
   shares; issued and outstanding, 80,000 shares                            8,000,000      8,000,000
 Preferred stock, $.0001 par value; Series B convertible, authorized,
   350,000 shares; issued and outstanding, 350,000 shares at
   June 30, 1998                                                            3,500,000              -
 Common stock, $.0001 par value; authorized, 25,000,000 shares;
   issued and outstanding, 6,085,772 shares at June 30, 1998
   and 14,805,386 shares at March 31, 1999                                        609          1,481
 Additional paid-in capital                                                 1,479,691     14,539,607
 Accumulated deficit                                                      (10,225,011)   (13,399,032)
                                                                         ------------   ------------
                                                                            2,755,289      9,142,056
 Less 200,000 shares of common stock in treasury - at cost                          -       (212,500)
                                                                         ------------   ------------
                                                                            2,755,289      8,929,556
                                                                         ------------   ------------

                                                                         $  3,583,002   $  9,641,983
                                                                         ============   ============

       The accompanying notes are an integral part of these statements.

                             Voxcom Holdings, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                   Nine months
                                                    Year ended June 30,          ended March 31,
                                                 -------------------------  --------------------------
                                                    1997          1998          1998          1999
                                                 -----------  ------------  ------------  ------------
                                                                                    (unaudited)

Net sales                                        $        -   $     7,736   $         -   $   134,523
Cost of sales                                             -         2,102             -        52,845
                                                 ----------   -----------   -----------   -----------

      Gross profit                                        -         5,634             -        81,678

Selling, general and administrative
 expenses                                           561,149     1,407,654     1,073,352     2,615,480
                                                 ----------   -----------   -----------   -----------

      Operating loss                               (561,149)   (1,402,020)   (1,073,352)   (2,533,802)

Interest expense                                     44,247       139,702       139,702        73,350
                                                 ----------   -----------   -----------   -----------

      Loss from continuing operations              (605,396)   (1,541,722)   (1,213,054)   (2,607,152)

Discontinued operations
 Earnings (loss) from operations                  3,528,915       442,815     2,130,784    (2,338,703)
 Gain on disposal                                         -             -             -     1,905,494
                                                 ----------   -----------   -----------   -----------
                                                  3,528,915       442,815     2,130,784      (433,209)
                                                 ----------   -----------   -----------   -----------

      Net earnings (loss)                         2,923,519    (1,098,907)      917,730    (3,040,361)

Preferred stock dividends                                 -             -             -      (133,660)
                                                 ----------   -----------   -----------   -----------

      Net earnings (loss) allocable to
        common stockholders                      $2,923,519   $(1,098,907)  $   917,730   $(3,174,021)
                                                 ==========   ===========   ===========   ===========


Earnings (loss) per share - basic and diluted
 Continuing operations                           $     (.12)  $      (.28)  $      (.22)  $      (.40)
 Discontinued operations                                .70           .08           .39          (.06)
                                                 ----------   -----------   -----------   -----------

 Net earnings (loss)                             $      .58   $      (.20)  $       .17   $      (.46)
                                                 ==========   ===========   ===========   ===========

Weighted average shares outstanding               4,999,937     5,516,228     5,507,938     6,912,105
                                                 ==========   ===========   ===========   ===========


       The accompanying notes are an integral part of these statements.

                             Voxcom Holdings, Inc.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)



                                       Series A            Series B
                                   Preferred stock      Preferred stock       Common stock      Additional
                                  ------------------  -------------------  ------------------    paid-in      Accumulated   Treasury
                                  Shares    Amount    Shares     Amount     Shares    Amount     capital        deficit      stock
                                  ------  ----------  -------  ----------  ---------  -------  ------------  -------------  --------

Balances at July 1, 1996               -  $        -        -  $        -    100,000  $1,000   $ 1,294,000   $ (1,424,123)   $   -

Reorganization (Note A) Merger
    of Voxcom Holdings, Inc.
   and Voxcom Systems, Inc.            -           -        -           -  4,899,937    (500)   (1,294,000)     1,294,500        -

Notes issued for acquisition
   of AmeraPress, Inc.                 -           -        -           -          -       -             -    (10,000,000)       -

Distributions to stockholders          -           -        -           -          -       -             -     (1,920,000)       -

Net earnings for the year              -           -        -           -          -       -             -      2,923,519        -
                                  ------  ----------  -------  ----------  ---------  ------   -----------   ------------   --------

Balances at June 30, 1997              -           -        -           -  4,999,937     500             -     (9,126,104)       -

Issuance of common stock               -           -        -           -    925,000      93     1,449,907              -        -

Sale of preferred stock                -           -  350,000   3,500,000          -       -      (613,540)             -        -

Exercise of warrants                   -           -        -           -    160,835      16       643,324              -        -

Conversion of debt                80,000   8,000,000        -           -          -       -             -              -        -

Net loss for the year                  -           -        -           -          -       -             -     (1,098,907)       -
                                  ------  ----------  -------  ----------  ---------  ------   -----------   ------------   --------

Balances at June 30, 1998         80,000  $8,000,000  350,000  $3,500,000  6,085,772  $  609   $ 1,479,691   $(10,225,011)   $   -
                                  ------  ----------  -------  ----------  ---------  ------   -----------   ------------   --------

                             Voxcom Holdings, Inc.

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)



                           Series A             Series B
                        Preferred stock      Preferred stock         Common stock       Additional
                     -------------------  ---------------------  ------------------       paid-in       Accumulated      Treasury
                     Shares     Amount     Shares      Amount     Shares     Amount       capital         deficit          stock
                     ------  -----------  --------  -----------  ----------  ------    -------------   -------------    -----------
Sales of
common stock           -    $       -        -     $       -     7,694,000   $  769     $12,857,181     $         -       $      -

Conversion of
debentures, including
interest               -            -        -             -       364,716       37         403,095               -              -

Dividends on Series
B preferred stock
 Paid in common stock  -            -        -             -       113,697       11          91,695         (91,706)             -
 Paid in cash          -            -        -             -            -        -               -          (41,954)             -

Conversion of
preferred stock        -            -   (34,000)     (340,000)     547,201       55         339,945               -              -

Redemption of
preferred stock        -            -  (316,000)   (3,160,000)          -        -         (632,000)              -              -

Acquisition of
 200,000 shares of
 common stock for
 the treasury          -            -        -             -            -        -               -                -         212,500

Net loss for
 the period            -            -        -             -            -        -               -       (3,040,361)             -
                     ------  -----------  --------  -----------  ----------  ------    -------------   -------------    -----------

Balances at
 March 31, 1999
 (unaudited)         80,000  $8,000,000      -      $      -     14,805,386  $1,481    $14,539,607     $(13,399,032)     $  212,500
                     ======   =========  ========    =========   ==========   =====     ==========      ===========       =========


        The accompanying notes are an integral part of this statement.

                             Voxcom Holdings, Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      Years ended June 30, 1998 and 1997


                                                     Year ended June 30,      Nine months ended March 31,
                                                  -------------------------  -----------------------------
                                                     1997          1998          1998            1999
                                                  -----------  ------------  -------------  --------------
                                                                                     (unaudited)

Cash flows from operating activities
   Net earnings(loss)                            $ 2,923,519   $(1,098,907)   $   917,730     $(3,040,361)
   Loss (gain) from discontinued operations       (3,528,915)     (442,815)    (2,130,784)        433,209
   Adjustments to reconcile net earnings
       (loss) to net cash provided (used) by
       operating activities
           Depreciation and amortization                   -       195,087        115,320         486,907
           Stock issued for services                       -        25,000         25,000               -
           Change in operating assets and
               liabilities
                 Prepaid expenses                          -             -        (45,264)        (11,001)
                 Accounts receivable                       -        (2,566)             -         (61,585)
                 Inventories                               -      (423,250)             -        (163,420)
                 Other assets                              -      (117,165)             -        (266,000)
                 Accounts payable and accrued
                     expenses                         44,247       329,875        427,871         130,858
                                                  ----------   -----------    -----------     -----------

                   Net cash used by continuing
                      operations                    (561,149)   (1,534,741)      (690,127)     (2,491,393)

   Net cash provided (used) by discontinued
       operations                                  2,841,149    (1,054,549)     2,275,550    (    633,275)
                                                  ----------   -----------    -----------     -----------

                   Net cash provided (used)
                       by operating activities     2,280,000      (480,192)     1,585,423      (3,124,668)

Cash flows from investing activities
   Purchase of property and equipment                      -       (35,517)       (25,125)        (57,930)

                             Voxcom Holdings, Inc.

                      Years ended June 30, 1998 and 1997

                                             Year ended June 30,       Nine months ended March 31,
                                          --------------------------  -----------------------------
                                              1997          1998          1998            1999
                                          ------------  ------------  -------------  --------------
                                                                              (unaudited)

Cash flows from financing activities
 Borrowings                               $         -   $   400,000    $         -     $         -
 Sales of common stock                              -             -              -      12,801,700
 Redemption of preferred stock                      -             -              -      (3,792,000)
 Sale of preferred stock                            -     2,886,460              -               -
 Warrants exercised                                 -       643,340              -               -
 Payments on notes payable to
   stockholders                              (360,000)   (1,640,000)    (1,560,298)              -
 Increase in notes payable to officers              -             -              -         210,579
 Distributions to common stockholders      (1,920,000)            -              -               -
 Dividends paid - preferred stock                   -             -              -         (41,954)
                                          -----------   -----------   ------------     -----------

         Net cash provided (used)
          by financing activities          (2,280,000)    2,289,800     (1,560,298)      9,178,325

Net increase in cash                                -     1,774,091              -       5,995,727

Cash and cash equivalents at
 beginning of period                                -             -              -       1,774,091
                                          -----------   -----------   ------------     -----------

Cash and cash equivalents at
 end of period                            $         -   $ 1,774,091    $         -     $ 7,769,818
                                          ===========   ===========   ============     ===========


                             Voxcom Holdings, Inc.

                      Years ended June 30, 1998 and 1997




                                                Year ended June 30,  Nine months ended March 31,
                                                -------------------  ---------------------------
                                                1997       1998           1998          1999
                                                -----  ------------  --------------  -----------

Noncash financing and investing activities:
 Conversion of notes payable to
   stockholders into 80,000 shares of
   Series A preferred stock                     $   -    $8,000,000      $8,000,000     $      -
                                                =====    ==========  ==============  ===========

 Issuance of common stock for services
   and noncompetition agreements                $   -    $  925,000      $  575,000     $ 56,250
                                                =====    ==========  ==============  ===========

 Issuance of common stock for technology        $   -    $  525,000      $        -     $      -
                                                =====    ==========  ==============  ===========

 Conversion of debentures into common
   stock                                            -             -               -      400,000

 Conversion of Series B preferred stock into
   common stock                                     -             -               -      340,000

 Acquisition of business
   Fair value of assets acquired                $   -    $1,193,556      $        -     $      -
   Liabilities assumed                              -     1,193,556               -            -

Cash payments for:
 Interest                                       $   -    $   69,273          60,000       73,350
 Income taxes                                       -             -               -            -

        The accompanying notes are an integral part of this statement.

                             Voxcom Holdings, Inc.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            June 30, 1997 and 1998
              (Information with respect to the nine-month periods
                  ended March 31, 1998 and 1999 is unaudited)


NOTE A - BASIS OF PRESENTATION

 The accompanying financial statements include the accounts of Voxcom Holdings, Inc. (Holdings) and its subsidiaries, Voxcom Systems, Inc. (Systems), AmeraPress, Inc. (AmeraPress), Home Business Group, Inc. (HBG) and MAXpc Technologies, Inc., (MAXpc), collectively, "the Company."

 Holdings, formerly Newcorp One, Inc., was incorporated in 1996. On June 17, 1997, Holdings, which had no operations and no significant assets or liabilities, issued 4,000,000 shares of its common stock (equal to 80% of its then outstanding shares) for all of the outstanding capital stock of Systems.

 Since the stockholders of Systems owned 80% of the common stock of Holdings after the sale of Systems, Systems is deemed to be the acquiring corporation for accounting purposes. Concurrent with the above transactions, Holdings acquired all of the outstanding common stock of AmeraPress in exchange for a $10,000,000 note, payable in 24 equal monthly installments. AmeraPress was incorporated on June 19, 1997 and succeeded to the business of Voxcom Sales, L.L.C. (Voxcom Sales).

 Voxcom Sales and Systems were under common control. Accordingly, the financial statements include the accounts on a historical cost basis of Systems and Voxcom Sales/AmeraPress for all periods presented. The $10,000,000 note given in the acquisition of AmeraPress has been deemed a distribution to the shareholders of AmeraPress for accounting purposes and resulted in a charge to stockholders' equity of a like amount.

 MAXpc, a wholly-owned subsidiary, was acquired on April 13, 1998.

 The financial statements include the operations of Systems and Voxcom Sales from July 1, 1996, AmeraPress and Holdings from June 17, 1997, and HBG and MAXpc from the dates of acquisition.

 Interim Financial Statements
 ----------------------------

 The unaudited financial statements as of March 31, 1999 and for the nine-month periods ended March 31, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and
 Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

                             Voxcom Holdings, Inc.

                            June 30, 1997 and 1998
              (Information with respect to the nine-month periods
                  ended March 31, 1998 and 1999 is unaudited)


NOTE B - BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Business
 --------

 AmeraPress sells materials to home-based businesses and produces laminated, customized sports, trading, and greeting cards sold by those businesses. HBG conducts seminars and sells introductory kits to home-based businesses. Systems sells and provides services related to credit card verification units for merchants. See Note C regarding the sale or discontinuance of these businesses. MAXpc has the exclusive manufacturing and marketing rights to certain multi-media computer cards providing both hardware and software for inclusion in either new or existing computers.

 Advertising Costs
 -----------------

 The Company charges advertising costs to expense when incurred. Advertising costs for the years ended June 30, 1998 and 1997 were approximately $189,000 and $213,000, respectively.

 Cash and Cash Equivalents
 -------------------------

 Cash and cash equivalents include cash in banks and all highly liquid investments with maturities of three months or less when purchased.

 Inventories
 -----------

 Inventories consist principally of finished goods and are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

 Property and Equipment
 ----------------------

 Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated lives of the individual assets, ranging from three to 15 years.

 Intangible Assets
 -----------------

 Purchased technology is being amortized over seven years and noncompetition agreements are being amortized over their terms, which range from 32 to 60 months.

 Revenue Recognition
 -------------------

 Sales of products and services are recorded as products are shipped or services are rendered.

                             Voxcom Holdings, Inc.

                            June 30, 1997 and 1998
              (Information with respect to the nine-month periods
                  ended March 31, 1998 and 1999 is unaudited)


NOTE B - BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - Continued

 Earnings (Loss) Per Share
 -------------------------

 The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128) during the year ended June 30, 1998. In accordance with SFAS No. 128, the Company computes basic earnings or loss per share based on net earnings or loss, adjusted for preferred stock dividends, divided by the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive potential common shares, consisting of stock purchase warrants and convertible debt and preferred stock, had been issued or converted. For all periods presented, there was no dilutive effect from these securities.

 The computation of weighted average shares outstanding gives retroactive effect to the shares issued by Holdings in the acquisition of Systems (Note A).

 Use of Estimates
 ----------------

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE C - ACQUISITION, DISPOSITION AND DISCONTINUANCE OF BUSINESSES

 Effective October 1, 1997, the Company formed HBG to acquire certain assets and assume the liabilities of a company engaged in the business of home-based business seminars for no consideration. A major stockholder and officer of the acquired business is a stockholder and officer of the Company. The acquisition was accounted for as a purchase.

 In September 1998, the Company sold the common stock of HBG to HBG's management in exchange for 200,000 shares of the Company's common stock previously owned by such management.

 Effective January 15, 1999, the Company closed AmeraPress, as it had been unable to generate sufficient business activity to justify its ongoing overhead following the sale of HBG described above. Management intends to liquidate the assets of AmeraPress and use the proceeds to make payments to creditors. The Company does not expect losses, if any, on liquidation to be material.

 Effective February 19, 1999, the Company closed Systems, as it had been unable to generate sufficient business activity to justify its ongoing overhead following the sale of HBG and the closure of AmeraPress described above. Management intends to liquidate the assets of Systems and use the proceeds to make payments to creditors. The Company does not expect losses, if any, on liquidation to be material.

                             Voxcom Holdings, Inc.

                            June 30, 1997 and 1998
              (Information with respect to the nine-month periods
                  ended March 31, 1998 and 1999 is unaudited)


NOTE C - ACQUISITION, DISPOSITION AND DISCONTINUANCE OF BUSINESSES - Continued

 The accompanying financial statements have been reclassified to present the results of operations of HBG, AmeraPress and Systems as discontinued operations. Income tax expense (benefit) included in earnings from discontinued operations is $194,541 for fiscal 1997, $(52,258) for fiscal 1998, and $533,323 for the nine months ended March 31, 1998. Revenues of the discontinued operations were as follows:


   Years ended June 30:
     1997                                  $13,420,000
     1998                                  $21,247,000

   Nine months ended March 31:
     1998                                  $17,003,000
     1999                                  $ 4,456,000


 The remaining net assets of the discontinued operations at March 31, 1999 consisted primarily of receivables and equipment.

 On April 13, 1998, the Company acquired all of the issued and outstanding shares of MAXpc Technologies, Inc. The acquisition was accounted for as a purchase and the financial statements include the operations of MAXpc since the date of acquisition.

 MAXpc had no operations, assets, or liabilities prior to its acquisition by the Company.


NOTE D - OTHER ASSETS

 Other assets consist of the following:


                                              June 30,
                                                1998
                                             ---------

     Deposits                                 $ 21,395
     Noncompetition agreements                 362,180
     Purchased technology                      517,702
     Consulting agreement                      252,083
     Other                                      93,693
                                             ---------
                                            $1,247,053
                                             =========

 Purchased technology arose out of the acquisition of MAXpc.

                             Voxcom Holdings, Inc.

                            June 30, 1997 and 1998
              (Information with respect to the nine-month periods
                  ended March 31, 1998 and 1999 is unaudited)


NOTE E - LONG-TERM DEBT

 Long-term debt at June 30, 1998 consists of $400,000 of 5% convertible debentures due May 31, 2000. The debentures are convertible into common shares of Holdings at a conversion price equal to the lower of (1) $3.24375 per share or (2) 80% of the closing bid price for the five days preceding conversion.


NOTE F - FAIR VALUE OF FINANCIAL INSTRUMENTS

 The fair values of cash and cash equivalents, and convertible debentures approximate carrying value.


NOTE G - LEASE COMMITMENTS

 The Company leases office and warehouse space and equipment under various noncancellable lease agreements. Total rent expense was $466,179 and $180,097 for the years ended June 30, 1998 and 1997, respectively. As of June 30, 1998, the future minimum rental payments are as follows:


    Year ending
     June 30,
    -----------

      1999                                  $  524,433
      2000                                     471,638
      2001                                     462,126
      2002                                     360,446
      2003                                     267,384
                                             ---------
                                            $2,086,027
                                             =========


NOTE H - INCOME TAXES

 The deferred tax assets consisted of the following at June 30, 1998.

   Deferred tax assets
     Goodwill                              $ 3,453,334
     Accrued expenses                           45,861
     Noncompetition agreement                   39,814
     Net operating loss carryover              204,000
                                            ----------

   Total deferred tax assets                 3,743,009

   Valuation allowance                      (3,743,009)
                                            ----------

   Net deferred tax assets                 $        -
                                           ===========

                             Voxcom Holdings, Inc.

                            June 30, 1997 and 1998
              (Information with respect to the nine-month periods
                  ended March 31, 1998 and 1999 is unaudited)


NOTE H - INCOME TAXES - Continued

 The Company has provided a valuation allowance against deferred tax assets because their recovery is uncertain. The goodwill relates to the consideration of $10,000,000 given in the acquisition of AmeraPress (Note A) which, for financial statement purposes, was charged to stockholders' equity. The tax benefit related to goodwill will be credited to stockholders' equity upon utilization.

 At June 30, 1998, the Company had net operating loss carryovers of approximately $1,400,000.


NOTE I - STOCKHOLDERS' EQUITY

 The Series A preferred stock, which is held by officers of the Company, does not pay dividends.

 The Series B preferred stock is convertible into common stock at the lesser of $3.24375 per share or 80% of the average closing bid price of the common stock for the five days preceding notice of conversion, and is redeemable by the Company at 120% of the issue price. Dividends accrue at 5%.

 On March 31, 1999, the Company acquired for $3,792,000, 3,000,000 shares of its common stock which had been issued upon conversion of 316,000 shares of Series B preferred stock. The 3,000,000 shares, along with 4,000,000 newly-issued common shares were sold on March 31, 1999, for $12,660,000 less placement costs of $663,300.


NOTE J - STOCK PURCHASE WARRANTS

 All stockholders of Holdings were given one Class A warrant for each common share acquired by them. Each warrant entitles the holder to purchase one share of common stock for $4.00. If not exercised, warrants expire in June 1999. If exercised, the holder will receive one Class B warrant for each Class A warrant. Each Class B warrant entitles the holder to purchase one share of common stock for $20.00 and expires in June 2000.

 At June 30, 1998, there were 4,839,101 and 160,835 Class A and Class B warrants outstanding, respectively. The class B warrants were redeemed in May 1999 for $1,600.

                             Voxcom Holdings, Inc.

                            June 30, 1997 and 1998
              (Information with respect to the nine-month periods
                  ended March 31, 1998 and 1999 is unaudited)


NOTE K - FEDERAL TRADE COMMISSION SETTLEMENT

 In April 1998, the Company and the Federal Trade Commission (FTC) agreed to a compromise and settlement of a lawsuit filed by the FTC in February 1998. The FTC had alleged violations of the FTC Act in connection with the Company's business of marketing sales opportunities for home-based businesses.

 The agreement resulted in refunds by the Company to distributors in the amount of approximately $145,000 which were due at the time the lawsuit was filed, plus an additional $320,000 which arose during the FTC's investigation after the lawsuit was filed. The Company believes that many of the distributors were led to believe during the investigation that the Company was being closed. The Company has a policy of making refunds to distributors for a period of ten days after receipt of goods.

 Legal and professional fees in connection with this matter were approximately $800,000.


NOTE L - CONTINGENCIES

 At June 30, 1998, the Company was involved in litigation arising in the normal course of business. Management believes that the ultimate resolution will not have a material effect on financial position, results of operations or cash flows.

                               TABLE OF CONTENTS


Prospectus Summary..........................................................   2

Risk Factors................................................................   4

Selling Stockholders........................................................   6

Plan of Distribution........................................................   7

Price Range of Common Stock and Dividend Policy.............................   8

Management's Discussion and Analysis or Plan of Operations..................   8

Selected Financial Information..............................................   9

Business....................................................................  12

Management..................................................................  16

Principal Stockholders and Security Ownership of Management.................  21

Description of Capital Stock................................................  22

Legal Matters...............................................................  26

Experts.....................................................................  26

Available Information.......................................................  27

Index to Financial Statements...............................................  28

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Section 78.751 of the Nevada Revised Statutes ("NRS") provides broad authority for indemnification of directors and officers. The Articles of Incorporation of Voxcom Holdings, Inc. (the "Registrant" or the "Company") provide for indemnification of its officers and directors to the fullest extent permitted by the NRS.

     As permitted by Section 78.037 of the NRS, the Registrant's Articles of Incorporation provide that a director shall not be liable for monetary damages for breach of his fiduciary duty as a director except in certain limited circumstances.

     Each Selling Stockholder has agreed to indemnify the Registrant, the officers and directors and controlling persons of the Registrant, and the employees of the Registrant who sign the Registration Statement against certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") or state law.

Item 25.  Other Expenses of Issuance and Distribution.


     Registration Fee..................................................  $ 9,932
     Printing Expenses*..................................................  1,200
     Legal Fees and Expenses*...........................................  15,000
     Accounting Fees and Expenses*.......................................  3,500
     Blue Sky Fees*........................................................... 0
     Engineering Fees and Expenses*........................................... 0
     Miscellaneous............................................................ 0
                                                                       ---------

          Total..........................................................$29,632
                                                                         =======

________________________
*    Estimated

     All of the above expenses will be paid by the company.

Item 26.  Recent Sales of Unregistered Securities.

     The following information sets forth certain information for all securities the company sold during the past three years without registration under the Securities Act. Unless otherwise noted, all transactions were effected in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. There were no underwriters in any of these transactions.

     Pursuant to the Plan of Reorganization of Weaver Arms Corporation, a Nevada corporation, as confirmed by the United States Bankruptcy Court, Central District of California, on January 20, 1994, and in satisfaction of all approved claims therein, the company (then known as Newcorp One, Inc.) in June 1997 issued 1,000,000 post split shares of its common stock and 1,000,000 Class A Warrants, to Weaver Arms' creditors, Certificate of Indebtedness holders, shareholders, and administrative claimants. The transaction was exempt under
Section 1145 of the Bankruptcy Code.

     In accordance with an Agreement and Plan of Reorganization, dated June 9, 1997, the company issued 4,000,000 post-split shares of its common stock, and 4,000,000 post-split Class A Warrants and Class B Warrants, to Lawrence R. Biggs, Jr., Lawrence A. Cahill, and Donald G. McLellan and Vision Finance and Management, the shareholders of Voxcom Systems, Inc., in the amount of 1,200,000 shares, 2,000,000 shares, 400,000 shares and 400,000 shares, respectively.

     Pursuant to the 1997 Stock Bonus Plan, the company issued a total of 575,000 shares of its common stock at par to Rick Graf, Gwynda Gee, Ronald L. Brown, Kim Crowther, Brian Jensen, and Herbert Sievers, for services provided to the company. 200,000 of such shares were canceled upon sale of HBG to Messrs. Crowther and Jensen.

     In December 1997, the company issued 80,000 shares of Series A Preferred Stock at an issue price of $100 per share to Messrs. Cahill, Briggs and McLellan in conversion of $8,000,000 principal amount of promissory notes.

     In April 1998, the company issued 210,000 shares of common stock in connection with the acquisition of the company's computer based business for a recorded issue price of $2.50 per share.

     In May 1998, the company issued 110,000 shares of common stock under a Consulting Agreement with Jande International Holdings, LLC for consideration consisting of future services to the company.

     In June 1998, the company issued 350,000 shares of Series B Preferred Stock at an issue price of $10 per share in cash to the selling stockholders.

     In June 1998, the company issued $400,000 of 5% Convertible Debentures.

     In June 1998, the company issued 30,000 shares of common stock under a Consulting Agreement with S-G Consulting, Inc.

     In October 1998 the company issued 50,000 shares to Lloyd Wade Securities and 100,000 shares to Mitchell Shapiro under the Investment Banking and Consulting Agreement dated August 26, 1998.

     On March 31, 1999, the company issued 4,000,000 shares of common stock to Jasper Resources, Ltd. for $8,660,000 in an investment transaction.

Item 27.  Exhibits.

Exhibit
Number    Description of Exhibits
------    -----------------------

2.1 Agreement and Plan of Reorganization, dated June 9, 1997, among Newcorp One, Inc. and the shareholders of Voxcom Systems, Inc. (filed as Exhibit 2.01 to the company's Form 10-SB filed with the Securities and Exchange Commission on May 15, 1998 (the "Form 10-SB"), and incorporated herein by reference).

2.2.1 Stock Purchase Agreement, dated June 30, 1997, among Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.1 to the company's Form 10-SB, and incorporated herein by reference).

2.2.2 Promissory Note, dated June 30, 1997, in connection with Stock Purchase Agreement between Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.2 to the company's Form 10-SB, and incorporated herein by reference).

2.2.3 Security Agreement-Pledge, dated June 30, 1997, in connection with Promissory Note between Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.3 to the company's Form 10-SB, and incorporated herein by reference).

2.3.1 Stock Purchase Agreement regarding MAXpc (filed as Exhibit 2.03.1 to the company's Form 10-SB, and incorporated herein by reference).

2.3.2 Employment Agreement with Gary Raabe (filed as Exhibit 2.03.2 to the company's Form 10-SB, and incorporated herein by reference).

3.1 Restated Articles of Incorporation of Newcorp One, Inc., dated June 12, 1997 (filed as Exhibit 3.01 to the company's Form 10-SB, and incorporated herein by reference).

3.2 By-laws of Voxcom Holdings, Inc. (filed as Exhibit 3.02 to the company's Form 10-SB, and incorporated herein by reference).

3.3       Certificate of Decrease in Authorized and Issued Shares (filed as
          Exhibit 3.03 to the company's Form 10-SB, and incorporated herein by reference).

3.4 Certificate of Designation regarding Series A Preferred Stock (filed as Exhibit 3.04 to the company's Form 10-SB, and incorporated herein by reference).

3.5 Amended and Restated Certificate of Designations, Preferences and Rights of Preferred Stock creating the Series B Preferred Stock (filed as Exhibit 3.05 to the company's Form 10-SB, and incorporated herein by reference).

4.1.1 Securities Purchase Agreement dated June 19, 1998 with Carmax Investments, Inc. (filed as Exhibit 4.01.1 to the company's Form 10-SB and incorporated herein by reference).

4.1.2 5% Convertible Debenture due May 31, 2000 dated June 19, 1998 (filed as Exhibit 4.01.2 to the company's Form 10-SB and incorporated herein by reference).

4.2.1 Securities Purchase Agreement dated June 22, 1998 among the company and Dominion Capital Fund, Ltd. and Sovereign Partners Limited Partnership (filed as Exhibit 4.02.1 to the company's Form 10SB and incorporated herein reference).

4.2.2 Registration Rights Agreement (filed as Exhibit 4.02.2 to the company's Form 10-SB and incorporated herein reference).

4.3.1 Stock Purchase Agreement dated February 23, 1999 to purchase the outstanding Series B Preferred Stock (filed as Exhibit (1) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.2 Assignment dated March 26, 1999 (filed as Exhibit (2) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.3 Stock Purchase Agreement dated March 26, 1999 to purchase of 4,000,000 shares of Common Stock (filed as Exhibit (3) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.4 Distribution Agreement (filed as Exhibit (4) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.5 Voting Agreement (filed as Exhibit (5) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

*5.1 Opinion of Glast, Phillips & Murray, a Professional Corporation, concerning legality.

10.2 1997 Stock Bonus Plan (filed as Exhibit 10.02 to the company's Form 10-SB, and incorporated herein by reference).

*10.3     1999 Stock Option Plan

10.4 Settlement Agreement with FTC (filed as Exhibit 10.04 to the company's Form 10-SB, and incorporated herein by reference).

10.5      Consulting Agreement with Jande International Holdings, LLC (filed as
          Exhibit 10.05 to the company's Form 10-SB and incorporated herein by reference).

10.6      Consulting Agreement with S.G. Consulting, Inc. (filed as Exhibit
          10.06 to the company's Form 10-SB and incorporated herein by reference).

10.7 Investment Banking and Consulting Agreement dated August 26, 1998 between the company and Lloyd Wade Securities, files as Exhibit 10.6 to the company's Form SB-2, file no 333-61185, and incorporated herein by reference.

10.8 Stock Purchase Agreement dated September 30, 1998 among the company, Kim Crowther and Brian Jensen.

*21.1     Subsidiaries.

23.1 Consent of Glast, Phillips & Murray, A Professional Corporation (contained in Exhibit 5.1).

*23.2     Consent of Grant Thornton LLP.

24.1 Power of attorney from directors and officers (see signature pages to this Registration Statement).

_____________________________

*  Filed herewith.

Item 28.  Undertakings.

          (a)    The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and

                          (iii) To include any additional or changed material information on the plan of distribution.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment No. One to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on July 20, 1999.

                                        VOXCOM HOLDINGS, INC.

                                        By:  /s/ Lawrence R. Biggs, Jr.
                                           -------------------------------------
                                           Lawrence R. Biggs, Jr.
                                           Chief Executive Officer and Director

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to the Registration Statement appears below hereby appoints Lawrence R. Biggs, Jr. and Donald G. McLellan, or either one of them, as such person's attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.





        Name                                Office                     Date
        ----                                ------                     ----

 /s/ Lawrence R. Biggs, Jr.         Chief Executive Officer        July 20, 1999
----------------------------        and Director (Principal
Lawrence R. Biggs, Jr.              Executive Officer)


 /s/ Donald G. McLellan             Director                       July 20, 1999
----------------------------
Donald G. McLellan


 /s/ Lawrence A. Cahill             Director                       July 20, 1999
----------------------------
Lawrence A. Cahill


 /s/ Ronald L. Brown                Director                       July 20, 1999
----------------------------
Ronald L. Brown

                                    Director                       July 20, 1999
----------------------------
Brahil Santos

 /s/ Harold L. Clark                Director                       July 20, 1999
----------------------------
Harold L. Clark

                                    Director                       July 20, 1999
----------------------------
Brian K. Norman

 /s/ Leslie D. Crone                Principal Financial Officer,   July 20, 1999
----------------------------        Controller and Principal
Leslie D. Crone                     Accounting Officer

                         INDEX TO FINANCIAL STATEMENTS

Exhibit
Number    Description of Exhibits
------    -----------------------

2.1 Agreement and Plan of Reorganization, dated June 9, 1997, among Newcorp One, Inc. and the shareholders of Voxcom Systems, Inc. (filed as Exhibit 2.01 to the company's Form 10-SB filed with the Securities and Exchange Commission on May 15, 1998 (the "Form 10-SB"), and incorporated herein by reference).

2.2.1 Stock Purchase Agreement, dated June 30, 1997, among Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.1 to the company's Form 10-SB, and incorporated herein by reference).

2.2.2 Promissory Note, dated June 30, 1997, in connection with Stock Purchase Agreement between Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.2 to the company's Form 10-SB, and incorporated herein by reference).

2.2.3 Security Agreement-Pledge, dated June 30, 1997, in connection with Promissory Note between Voxcom Holdings, Inc. and the shareholders of AmeraPress, Inc. (filed as Exhibit 2.02.3 to the company's Form 10-SB, and incorporated herein by reference).

2.3.1 Stock Purchase Agreement regarding MAXpc (filed as Exhibit 2.03.1 to the company's Form 10-SB, and incorporated herein by reference).

2.3.2 Employment Agreement with Gary Raabe (filed as Exhibit 2.03.2 to the company's Form 10-SB, and incorporated herein by reference).

3.1 Restated Articles of Incorporation of Newcorp One, Inc., dated June 12, 1997 (filed as Exhibit 3.01 to the company's Form 10-SB, and incorporated herein by reference).

3.2 By-laws of Voxcom Holdings, Inc. (filed as Exhibit 3.02 to the company's Form 10-SB, and incorporated herein by reference).

3.3       Certificate of Decrease in Authorized and Issued Shares (filed as
          Exhibit 3.03 to the company's Form 10-SB, and incorporated herein by reference).

3.4 Certificate of Designation regarding Series A Preferred Stock (filed as Exhibit 3.04 to the company's Form 10-SB, and incorporated herein by reference).

3.5 Amended and Restated Certificate of Designations, Preferences and Rights of Preferred Stock creating the Series B Preferred Stock (filed as Exhibit 3.05 to the company's Form 10-SB, and incorporated herein by reference).

4.1.1 Securities Purchase Agreement dated June 19, 1998 with Carmax Investments, Inc. (filed as Exhibit 4.01.1 to the company's Form 10-SB and incorporated herein by reference)

4.1.2 5% Convertible Debenture due May 31, 2000 dated June 19, 1998 (filed as Exhibit 4.01.2 to the company's Form 10-SB and incorporated herein by reference)

4.2.1. Securities Purchase Agreement dated June 22, 1998 among the company and Dominion Capital Fund, Ltd. and Sovereign Partners Limited Partnership (filed as Exhibit 4.02.1 to the company's Form 10-SB and incorporated herein reference.)

4.2.2 Registration Rights Agreement (filed as Exhibit 4.02.2 to the company's Form 10-SB and incorporated herein reference.)

4.3.1 Stock Purchase Agreement dated February 23, 1999 to purchase the outstanding Series B Preferred Stock (filed as Exhibit (1) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.2 Assignment dated March 26, 1999 (filed as Exhibit (2) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.3 Stock Purchase Agreement dated March 26, 1999 to purchase of 4,000,000 shares of Common Stock (filed as Exhibit (3) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.4 Distribution Agreement (filed as Exhibit (4) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

4.3.5 Voting Agreement (filed as Exhibit (5) to the Company's Form 8-K dated March 31, 1999 and incorporated herein by reference)

*5.1 Opinion of Glast, Phillips & Murray, a Professional Corporation, concerning legality.

10.2 1997 Stock Bonus Plan (filed as Exhibit 10.02 to the company's Form 10-SB, and incorporated herein by reference).

*10.3     1999 Stock Option Plan

10.4 Settlement Agreement with FTC (filed as Exhibit 10.04 to the company's Form 10-SB, and incorporated herein by reference).

10.5      Consulting Agreement with Jande International Holdings, LLC (filed as
          Exhibit 10.05 to the company's Form 10-SB and incorporated herein by reference).

10.6      Consulting Agreement with S.G. Consulting, Inc. (filed as Exhibit
          10.06 to the company's Form 10-SB and incorporated herein by reference).

10.7 Investment Banking and Consulting Agreement dated August 26, 1998 between the company and Lloyd Wade Securities (filed as Exhibit 10.6 to the company's Form SB-2, file no 333-61185, and incorporated herein by reference).

10.8 Stock Purchase Agreement dated September 30, 1998 among the company, Kim Crowther and Brian Jensen.

*21.1     Subsidiaries.

23.1 Consent of Glast, Phillips & Murray, A Professional Corporation (contained in Exhibit 5.1).

*23.2     Consent of Grant Thornton LLP.

24.1 Power of attorney from directors and officers (see signature pages to this Registration Statement).
_____________________________

*  Filed herewith.